Exhibit 99.1

FOR IMMEDIATE RELEASE:
Contacts: Alan Caminiti 914-701-8400 (Media)
               Dan Loh 914-701-8210 (Investors)

Wake Smith, Chief Operating Officer, To Leave
Atlas Air Worldwide Holdings, Inc.

Purchase, N.Y., October 20, 2005 - Wake Smith, Chief Operating Officer (COO) for Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), has resigned from the Company, effective October 31, 2005.

Mr. Smith served as COO for AAWW and its two operating subsidiaries, Atlas Air, Inc. and Polar Air Cargo, Inc. He first came to Atlas as an advisor in September 2000, and has worked for the Company in a variety of senior management positions since that time, assuming the post of COO in June 2004.

“Wake played an important role in helping lead the Company through its successful Chapter 11 restructuring in 2004 and the period thereafter,” said Jeffrey H. Erickson, AAWW’s President and Chief Executive Officer. “We thank Wake for his many contributions and wish him well in his future endeavors.”

Until a successor to Mr. Smith is appointed, Mr. Erickson will assume his responsibilities on an interim basis.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

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